EX-23.g.1.a

GENWORTH VARIABLE INSURANCE TRUST
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of December 8, 2009, to the Custody Agreement dated as of August 22, 2008 (the “Agreement”), is entered into by and between GENWORTH VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds, add related fees and extend the length of the Agreement; and

WHEREAS, Article XIV, Section 14.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Exhibit D of the Agreement is hereby superseded and replaced with Exhibit E attached hereto.

Sections 13.01 and 13.02 are hereby superseded and replaced with the following:

13.01 Effective Period.  This Agreement shall become effective as of December 8, 2009 and will continue in effect through December 31, 2012.

13.02 Termination.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Section 13.03, Early Termination, shall be deleted from the Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GENWORTH VARIABLE INSURANCE TRUST     U.S. BANK, N.A.

By: ______________________________                                                                                      By: ______________________________

Name:____________________________                                           Name:  Michael R. McVoy

Title:                                                                                                               Title:  Vice President

Exhibit C to the Custody Agreement

Fund Names

Separate Series of Genworth Variable Insurance Trust

Name of Series

Original Funds:
Genworth Calamos Growth Fund
Genworth Columbia Mid Cap Value Fund
Genworth Davis NY Venture Fund
Genworth Eaton Vance Large Cap Value Fund
Genworth Legg Mason ClearBridge Aggressive Growth Fund
Genworth PIMCO StocksPLUS Fund
Genworth Putnam International Capital Opportunities Fund
Genworth Thornburg International Value Fund
Genworth Goldman Sachs Enhanced Core Bond Index Fund

Fund of Funds:
Genworth 40/60 Index Allocation Fund – on or after December 8, 2009
Genworth 60/40 Index Allocation Fund - on or after December 8, 2009
Genworth Moderate Allocation Fund - on or after December 8, 2009
Genworth Growth Allocation Fund - on or after December 8, 2009
Genworth Enhanced Small Cap Index Fund - on or after December 8, 2009
Genworth Enhanced International Index Fund - on or after December 8, 2009

Exhibit D to the Custody Agreement – Genworth Variable Insurance Trust

Domestic Fee Schedule at December 8, 2009 (includes nine original funds and six fund of funds–Exhibit C)
Annual fee based upon assets in the fund family:
1.5 basis points on first $2 billion
1 basis point on next $3 billion
0.5 basis points on balance
Minimum annual fee* -  $36,000 for the aggregate of the 9 original funds (Exhibit C)
Minimum annual fee** - $24,000 for the aggregate of the 6 fund of funds (Exhibit C)

The monthly fee that is charged is the greater of the fee based upon assets or the minimum fee.

* The fee based upon assets as defined above in this Domestic Fee Schedule will be applicable monthly from inception.  However, the minimum annual fee of $36,000 is waived for the 9 original funds (Exhibit C) during the first 6 months of operations.  After the first 6 months, the following tiered minimum annual fee schedule applies during months 7 through 12 of operations:
15% of the minimum annual fee in month 7
30% of the minimum annual fee in month 8
45% of the minimum annual fee in month 9
60% of the minimum annual fee in month 10
75% of the minimum annual fee in month 11
90% of the minimum annual fee in month 12
100% of minimum annual fee in month 13 and beyond
** The fee based upon assets as defined above in this Domestic Fee Schedule will be applicable monthly from inception.  However, the minimum annual fee of $24,000 is waived for the 6 fund of funds (Exhibit C) during the first 6 months of operations.  After the first 6 months, the following tiered minimum annual fee schedule applies during months 7 through 12 of operations:
15% of the minimum annual fee in month 7
30% of the minimum annual fee in month 8
45% of the minimum annual fee in month 9
60% of the minimum annual fee in month 10
75% of the minimum annual fee in month 11
90% of the minimum annual fee in month 12
100% of minimum annual fee in month 13 and beyond

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
$  4.00 per book entry DTC transaction***
$  4.00 per principal paydown
$  6.00 per short sale
$  7.00 per US Bank repurchase agreement transaction
$  8.00 per option/future contract written, exercised or expired
$10.00 per book entry Federal Reserve transaction
$15.00 per mutual fund trade
$25.00 per physical security transaction
$  5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$  6.00 per Fed Wire
$15.00 per margin variation Fed wire
$150.00 per segregated account per year

*** DTC charges waived for the 9 original funds (Exhibit C) during the first year of operations.  DTC and mutual fund charges waived for the 6 fund of funds (Exhibit C) during the first year of operations.
A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
No charge for the initial conversion free receipt.

Overdrafts fees are charged the prime interest rate plus 2% annually.
Fees are billed monthly, plus out-of-pocket expenses, and extraordinary expenses, based upon complexity.

Exhibit D (continued)  to the Custody Agreement – Genworth Variable Insurance Trust

In Addition to the Domestic Custody Fees, the following Global Custody Fees Apply:
Annual Base Fee: $3,000 per portfolio, plus any applicable transaction fees and basis point safekeeping fees, as indicated below.
GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	15.00	$40	Lithuania	All	20.00	$50
Australia	All	2.00	$30	Luxembourg	All	4.00	$25
Austria	All	3.50	$35	Malaysia	All	6.00	$80
Bahrain	All	50.00	$140	Mali	All	40.00	$155
Bangladesh	All	40.00	$150	Malta	All	22.00	$75
Belgium	All	2.50	$45	Mauritius	All	30.00	$100
Benin	All	40.00	$155	Mexico	All	3.00	$20
Bermuda	All	15.00	$60	Morocco	All	35.00	$100
Botswana	All	25.00	$50	Namibia	All	30.00	$50
Brazil	All	15.00	$35	Netherlands	All	3.00	$25
Bulgaria	All	40.00	$80	New Zealand	All	3.00	$40
Burkina Faso	All	40.00	$155	Niger	All	40.00	$155
Canada	All	1.25	$12	Nigeria	All	30.0	$50
Cayman Islands	All	1.00	$10	Norway	All	3.00	$45
Channel Islands	All	1.50	$25	Oman	All	50.00	$140
Chile	All	20.00	$60	Pakistan	All	30.00	$100
China“A” Shares	All	15.00	$65	Palestinian	All	45.00	$140
China“B” Shares	All	15.00	$65	Peru	All	45.00	$105
Columbia	All	40.00	$100	Philippines	All	8.00	$75
Costa Rica	All	15.00	$60	Poland	All	25.00	$50
Croatia	All	35.00	$65	Portugal	All	15.00	$85
Cyprus	All	15.00	$45	Qatar	All	45.00	$140
Czech Republic	All	20.00	$50	Romania	All	35.00	$100
Denmark	All	3.00	$50	Russia	Equities/Bonds	30.00	$200
Ecuador	All	35.00	$65	Russia	MINFIN	15.00	$50
Egypt	All	40.00	$100	Senegal	All	40.00	$155
Estonia	All	7.00	$25	Serbia	All	65.00	$175
Euromarkets(3)	All	1.50	$10	Singapore	All	3.00	$40
Finland	All	5.00	$45	Slovak Republic	All	25.00	$110
France	All	2.50	$45	Slovenia	All	25.00	$110
Germany	All	1.00	$30	South Africa	All	3.00	$15
Ghana	All	25.00	$50	South Korea	All	10.00	$20
Greece	All	20.00	$105	Spain	All	3.00	$50
Guinea Bissau	All	50.00	$155	Sri Lanka	All	15.00	$60
Hong Kong	All	6.00	$60	Swaziland	All	30.00	$50
Hungary	All	35.00	$135	Sweden	All	2.00	$45
Iceland	All	15.00	$60	Switzerland	All	2.00	$50
India	All	10.00	$105	Taiwan	All	20.00	$100
Indonesia	All	12.00	$100	Thailand	All	6.00	$45
Ireland	Equities	3.00	$30	Togo	All	40.00	$155
Ireland	Gov’t Bonds	1.50	$10	Trinidad & Tobago	All	30.00	$65
Israel	All	15.00	$45	Tunisia	All	40.00	$45
Italy	All	3.00	$50	Turkey	All	15.00	$15
Ivory Coast	All	40.00	$155	UAE	All	45.00	$130
Jamaica	All	35.00	$50	United Kingdom	All	1.50	$10
Japan	All	1.50	$15	Ukraine	All	30.00	$45
Jordan	All	40.00	$125	Uruguay	All	50.00	$65
Kazakhstan	All	60.00	$150	Venezuela	All	40.00	$125
Kenya	All	30.00	$50	Vietnam	All	40.00	$130
Latvia	Equities	15.00	$75	Zambia	All	30.00	$50
Latvia	Bonds	25.00	$90	Zimbabwe	All	30.00	$50
Lebanon	All	25.00	$90

Notes:
(1)	Fee is expressed in basis points per annum where one basis point equals one hundredth of one percent (.01%) and is calculated based upon month-end market value, unless stated otherwise.
(2)	A transaction is defined as a receipt or delivery versus payment, a free receive or deliver, maturities, or security transaction related to corporate events.

(3)
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request)

▪	Note, for all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived

For non-US resident clients investing in the U.S. market:
Fees for US custody are provided on the basis that if assets are held in an omnibus account for multiple underlying clients, the Client will take the necessary action to attain Qualified Intermediary (QI) status for US IRS withholding tax purposes.  Should the Client fail to take the necessary action, the fee quoted would be subject to review, and all costs incurred by The Bank of New York in fulfilling its obligations under the US regulations would be passed to the Client.  Please refer to the separate Non-Resident Alien (NRA) fee schedule.

Note: for the clients who are the sole beneficial owner of the assets held in their account with The Bank of New York and the client has provided a “W8Ben” form per account stating their ownership of the assets, the above will not apply.

Cash Transactions
▪	Currency Trade - $10.00 per transaction
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a third party will be charged $50.

Standard Non-U.S. Proxy Services Fees (Waived)
▪	Notification	$5
▪	Vote	$10
▪	Relationship Set Up Fee	$100

Tax Reclamation Services (Waived) – may be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Communication Fees ((Waived)
▪
INFORM – Access to The Bank of New York proprietary application, INFORM, for standard custody instructions and reporting will be provided at a cost of USD 200 per month including installation and training.

▪	SWIFT Reporting and Message Fees – the following fees will apply in respect of client requested SWIFT reports and messages:
▪	Cash Reporting –
•	MT900 – Cash Debit Advice	$1.80 each
•	MT910 – Cash Credit Advice	$1.80 each
•	MT940 – Detail Cash Statement	$1.00 per message
•	MT950 – Cash Statement	$1.00 per message
▪	Securities Position Reporting
•	MT535 – Statement of Holdings	$2.00 per message
One MT535 will be issued per account per month free of charge.
•	MT536 – Statement of Transactions	$2.00 per message
•	MT537 – Statement of Pendings	$2.00 per message
▪	Confirmations
•	MT544 – Receive Free Confirm	$1.00 per message
•	MT545 – Receive Against Payment Confirm	$1.00 per message
•	MT546 – Deliver Free Confirm	$1.00 per message
•	MT547 – Deliver Against Payment Confirm	$1.00 per message
▪	Facsimile Reporting Fees
•	Corporate Actions Notifications	$2.00 per notification
•	Cash and Securities Reports	$1.00 per page
Out of Pocket Expenses
▪
Charges incurred by The Bank of New York for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.